EXHIBIT 16

Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission

Dear Sirs and Mesdames:

RE: Atlas Financial Holdings, Inc. (the "Company")- Notice of Change of Auditor

We have read the Notice of Change of Auditor of the Company dated May 17, 2011 (the "Notice") and are in agreement with the statements contained in the Notice, except that we have no basis to agree or disagree with the statement regarding the Audit Committee approval of nomination of Johnson Lambert & Co. LLP as auditor of the company.

Yours very truly,

/s/KPMG LLP Chicago, Illinois

May 17, 2011